September 28, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K of flexSCAN, Inc. for the event that occurred on August 30, 2006, and are in agreement with the statements contained therein insofar as they relate to our firm.

CORBIN & COMPANY, LLP

2603 Main Street, Suite 600  ● Irvine, California 92614   ● Tel: (949) 756-2120  ● Fax: (949) 756-9110